EXHIBIT 10.1

EXECUTION COPY

LOAN AGREEMENT

by and between

DIEDRICH COFFEE, INC.

and

SEQUOIA ENTERPRISES, L.P.

Dated as of August 26, 2008

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	7.5	NOTICES	9
	7.6	EXPENSES	9
	7.7	INSURANCE	9
	7.8	COMPLIANCE WITH LAWS	9

8.	NEGATIVE COVENANTS		9

	8.1	LIENS	10
	8.2	INDEBTEDNESS	10
	8.3	LOANS; ADVANCES	11
	8.4	LEVERAGE RATIO	11

9.	EVENTS OF DEFAULT		11

	9.1	EVENTS OF DEFAULT	11
	9.2	REMEDIES	12

10.	MISCELLANEOUS		13

	10.1	GOVERNING LAW	13
	10.2	SURVIVAL	13
	10.3	SUCCESSORS AND ASSIGNS	13
	10.4	ENTIRE AGREEMENT	13
	10.5	NOTICES	14
	10.6	AMENDMENTS	14
	10.7	DELAYS OR OMISSIONS	14
	10.8	LEGAL FEES	14
	10.9	NO THIRD PARTY BENEFICIARIES	14
	10.10	INTERPRETATION	14
	10.11	COUNTERPARTS	14
	10.12	SEVERABILITY	14
	10.13	CONFIDENTIALITY OF INFORMATION	15

Exhibit	Description
Exhibit A	Warrant

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LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of August 26, 2008 (the “Effective Date”) by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”), and Sequoia Enterprises, L.P., a California limited partnership (“Lender”).

R E C I T A L S

WHEREAS, the Company desires to borrow from Lender and Lender desires to loan to the Company, pursuant to the terms and conditions of this Agreement, an aggregate principal amount of $3,000,000 (the “Term Loan”); and

WHEREAS, in part as an additional inducement for Lender to enter into this Agreement, the Company is issuing to Lender a warrant to purchase shares of common stock of the Company, a copy of which is attached hereto as Exhibit A (the “Warrant”), which will be exercisable on the terms and subject to the conditions set forth therein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

“Change of Control” shall mean (a) a transaction (or series of transactions) in which a Third Party (other than Heeschen or any entity controlled by Heeschen) becomes the Beneficial Owner, directly or indirectly, of equity representing 25% or more of the voting equity of the Company; (b) a merger, consolidation or other business combination transaction (or series of transactions) involving the Company, the result of which is that a Third Party who, immediately prior to such transaction or transactions is not the Beneficial Owner, directly or indirectly, of more than 25% of the voting equity of the Company, becomes the Beneficial Owner, directly or indirectly, of more than 25% of the voting equity of the Company or the successor entity in such transaction or transactions; or (c) a sale of all or substantially all of the assets of the Company.

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Default” shall mean any event or circumstance that with the giving of notice or passage of time, or both, would become an Event of Default.

“Effective Tangible Net Worth” shall mean, on a consolidated basis, the total assets (exclusive of goodwill, patents, trademarks, trade names, copyrights, organization expense, investments in and all amounts due from Affiliates, officers, or employees), less total liabilities (less Indebtedness subordinated to the Term Loan, if any) of the Company and its subsidiaries in accordance with GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Facility” shall mean that certain Contingent Convertible Note Purchase Agreement dated as of May 10, 2004 by and between the Company and Lender, including all notes issued thereunder, as amended to date and as may be subsequently amended or restated.

“Fiscal Quarter” shall mean each fiscal quarter of the Company, with the first three quarters consisting of twelve weekly periods and the fourth quarter consisting of the sixteen or seventeen weekly periods ending on the Wednesday closest to June 30.

“Fiscal Year” shall mean each fiscal year of the Company, with each such fiscal year ending on the Wednesday closest to June 30.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Heeschen” means Paul C. Heeschen, sole general partner of Lender.

“Indebtedness” of any Person shall mean all obligations for borrowed money, accounts payable, accrued compensation, accrued expenses and capitalized lease obligations of such Person as of the date as of which indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Lender Affiliate” means Heeschen, any Affiliate of Heeschen (including Lender), or any partner or other equity holder of Lender.

“LIBOR Rate” means the fluctuating U.S. dollar rate reported by Northern Trust as the “London Interbank Offered Rate” for deposits with a maturity period of one (1) month, as established on the dates on which such interest rate is to be determined as provided herein.

“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance (including any conditional sale or other title retention agreement), encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind or nature whatsoever or the filing or agreement to give any financing statement under the uniform commercial code of any jurisdiction.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company and its subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company to perform under this Agreement or to avoid any Event of Default; or (c) a material adverse change in the legality, validity, binding effect or enforceability of this Agreement.

“Maturity Date” shall mean the earliest of (i) the date of consummation of a Change of Control, (ii) the date the Term Loan is declared due and payable by Lender upon an Event of Default and (iii) the third anniversary of the Effective Date.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

“Restricted Stock” shall mean the shares of Common Stock issued upon exercise of the Warrant, and any Common Stock issued with respect to such Common Stock by way of a stock dividend or stock split, provided that such shares shall no longer be Restricted Stock at such time as such Common Stock (i) has been sold pursuant to an effective registration statement under the Securities Act, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or (iii) is transferable by Lender (or, if such Common Stock is held by a Lender Affiliate, such Lender Affiliate) pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

“SEC” shall mean the Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Third Party” shall mean any Person or group of Persons acting in concert who are not Affiliates of the Company or Lender Affiliates.

2.	TERM LOAN AND WARRANT.

2.1 Funding of Term Loan. Lender agrees, upon the terms set forth in this Agreement, to make the Term Loan to the Company in a single borrowing within three (3) business days following the Effective Date, by wire transfer of immediately available funds to an account designated by the Company (such date on which the Term Loan is made, the “Funding Date”).

2.2 Issuance of Warrant. As soon as practicable after the closing of the Nasdaq Stock Market on the Effective Date, the Company shall issue the Warrant to Lender.

3.	INTEREST; PAYMENTS; MATURITY.

3.1 Interest.

(a) Interest shall accrue from the Funding Date at the LIBOR Rate in effect on such date, plus 5.30% per annum. The interest rate will be reset on the first day of each calendar month to the LIBOR Rate then in effect, plus 5.30% per annum. Interest shall be calculated on the basis of a 360-day year and actual days elapsed. Interest shall be payable in arrears.

(b) Notwithstanding Section 3.1(a), the rate of interest payable shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable is ever reduced as a result of this Section 3.1(b) and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by Lender is that which would have been received by Lender but for the operation of the first sentence of this Section 3.1(b).

3.2 Prepayments.

(a) The unpaid principal balance of the Term Loan (the “Outstanding Balance”) and all accrued and unpaid interest thereon and any and all other sums payable to Lender hereunder may be prepaid prior to the Maturity Date without penalty or obligation, except as set forth herein; provided that, (i) the Company shall provide Lender at least 10 days advance notice of its intention to make any such prepayment and (ii) any such prepayment must be made on the last Business Day of a calendar month. Lender will apply partial prepayments on the Term Loan first to all accrued and unpaid interest and then to principal.

(b) On the first anniversary of the Effective Date, the Company will make a mandatory prepayment to reduce the Outstanding Balance to no more than $2,000,000.

3.3 Monthly Payments; Maturity.

(a) Until the Maturity Date, the Company will be required to make payments to Lender monthly (each, a “Monthly Payment”) on the first Business Day of each month no later than 1:00 p.m. on such day (each, a “Payment Date”), equal to all accrued interest on the Outstanding Balance for the prior month.

(b) On the Maturity Date, the Company shall make a payment to Lender of an amount equal to the sum of: (i) all accrued interest on the Outstanding Balance since the last Payment Date, plus (ii) the Outstanding Balance, plus (iii) any and all other sums owed to Lender hereunder.

(c) Any payments made to Lender pursuant to Sections 3.2 or 3.3 shall be made by wire transfer of immediately available funds to an account designated by Lender and shall be accompanied by a statement consistent with the terms of this Agreement that sets forth the amount of the payment attributable to interest and principal.

4.	COMMON STOCK; REGISTRATION RIGHTS.

4.1 Common Stock Issuable upon Exercise of Warrant. Subject to the following sentence, the Company shall, at all times, reserve and keep available, solely for issuance and delivery upon exercise of the Warrant, such number of shares of Common Stock as the board of directors of the Company shall reasonably determine to be sufficient to effect the exercise of the Warrant, and shall take all action necessary to ensure that the shares of Common Stock issued upon such exercise are validly issued, fully-paid and nonassessable and issued free and clear of all preemptive rights, Liens and restrictions on transfer (other than under the Securities Act and applicable state securities laws). Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to issue any shares of Common Stock upon the exercise of the Warrant to the extent that the number of shares of Common Stock to be issued would exceed, at the time of issuance (i) the number of authorized and unissued shares of Common Stock under the Company’s Amended and Restated Certificate of Incorporation, less (ii) all shares of Common Stock reserved for issuance (other than with respect to the Warrant), provided that if any issuance of shares of Common Stock is limited pursuant to this sentence, the Company shall use its commercially reasonable efforts to obtain stockholder approval at the next regularly scheduled meeting of the stockholders of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to permit such issuance.

4.2 Registration Rights.

(a) The Company will use commercially reasonable efforts to continue its qualification for registration on Form S-3 or any comparable or successor form or forms in connection with the resale of securities. Irrespective of whether the Company is qualified to use Form S-3, Lender (or the Lender Affiliate, if such Restricted Stock is held by a Lender Affiliate) shall have the right to request, and the Company shall be obligated to effect, the registration of Lender or Lender Affiliate’s Restricted Stock under the Securities Act and any necessary registration or qualification required under state blue sky laws (such requests shall be in writing and shall state the number of shares of Restricted Stock to be disposed of and the intended methods of disposition of such shares by Lender or Lender Affiliate); provided, however, that the Company shall not be obligated to effect any such registration (i) if Lender or Lender Affiliate proposes to sell Restricted Stock at an aggregate price to the public of less than $1,000,000, (ii) if the Restricted Stock no longer qualifies as such, (iii) if, in the 12-month period immediately preceding such request, the Company has already effected one (1) such registration in such period, (iv) if it is to be effected more than five (5) years after the exercise of the Warrant, (v) if the Company is presently engaged in (or has completed within the prior six (6) months) an underwritten public offering of securities and the managing underwriter shall be of the opinion that such registration would adversely affect the marketing of the securities to be sold or that were sold by the Company in its public offering or (vi) if such registration would conflict with or violate the terms of any registration rights granted by the Company prior to the date hereof.

(b) In connection with each registration hereunder, Lender (and the Lender Affiliates, if any Restricted Stock to be included in the registration statement is held by such Lender Affiliates) shall furnish to the Company such information with respect to itself and themselves and the proposed distribution by it and them as shall be necessary in order to comply with federal and applicable state securities laws.

(c) The expenses incurred in effecting a registration pursuant to this Section 4.2 shall be borne by the Company. These expenses include registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration. The selling expenses of the Lender Affiliates, which include underwriting discounts, selling commissions and stock transfer fees applicable to the sale of Restricted Stock and the fees and disbursements of counsel for any Lender Affiliate, shall be borne by the Lender Affiliates requesting registration.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Lender the following:

5.1. SEC Reports; Financial Condition; Capitalization.

(a) Since January 1, 2004, the Company has filed all required forms, reports and documents (collectively, the “Company SEC Reports”) with the SEC. As of their respective dates, or if amended, as of the date of such amendment, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Company SEC Reports, each as in effect on the dates such forms, reports and documents were filed.

(b) The financial statements for the most recent Fiscal Year and the Fiscal Quarters ended subsequent thereto filed with the SEC (collectively, the “Financial Statements”) are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated financial condition of the Company and its subsidiaries at such dates and the results of its operations and changes in financial position for the fiscal periods then ended, subject, in the case of the financial statements dated as of the Fiscal Quarter, to normal year-end audit adjustments.

(c) The authorized capital stock of the Company consists of:

(i) 8,750,000 shares of Common Stock, of which, on the date hereof, (A) 5,468,316 shares are issued and outstanding, (B) 1,087,500 shares are reserved for issuance pursuant to the Company’s stock plans and (C) 500,000 shares are reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock, and

(ii) 3,000,000 shares of preferred stock of the Company, $.01 par value per share, none of which are issued and outstanding on the date hereof.

5.2 Corporate Existence; Compliance with Law. Each of the Company and its subsidiaries: (a) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each other jurisdiction where its leasing or ownership of property or conduct of its business requires such qualification and where failure to so qualify is reasonably likely to have a Material Adverse Effect, (b) has the corporate power and authority and the legal right to own and operate its properties and to conduct its business in the manner now conducted, and (c) is in material compliance with all applicable laws and its contractual obligations where the failure to so comply is reasonably likely to have a Material Adverse Effect.

5.3 Corporate Power; Authorization; Enforceable Obligations. The Company has the power and authority and the legal right to execute, deliver and perform, and has taken all necessary corporate action to authorize the execution, delivery and performance of, this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

5.4 No Conflict. The execution, delivery and performance of this Agreement by the Company, the borrowing hereunder and the use of the proceeds of the Term Loan will not (i) violate any law applicable to the Company or its subsidiaries, (ii) violate any contractual obligation of the Company or its subsidiaries in any material respect, or (iii) conflict with the certificate of incorporation or bylaws of the Company.

5.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator, court or governmental authority is pending or, to the knowledge of the Company, threatened by or against the Company or its subsidiaries or against their respective properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect.

5.6 Taxes. The Company and each of its subsidiaries has filed or caused to be filed all U.S. and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or such subsidiary, as applicable, has established adequate reserves in conformity with GAAP.

5.7 Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.8 Assets. The Company or one of its subsidiaries has good and marketable title to all property and assets reflected in the Financial Statements, except property and assets sold or otherwise disposed of since the date of such Financial Statements in the ordinary course of business. Neither the Company nor any of its subsidiaries has (i) any outstanding Liens on any of their respective properties or assets, (ii) any security agreements to which the Company or its subsidiaries is a party, or (iii) any title retention agreements, whether in the form of leases or otherwise, of any personal property, in each case except pursuant to the Existing Facility or as permitted under Section 8.1.

5.9 Securities Act. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act, or any other law, and is not in material violation of any rule, regulation or requirement under the Securities Act or the Exchange Act.

5.10 Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any governmental authority or any other Person is required in connection with the execution and delivery of this Agreement on the part of the Company or its performance of or compliance with the terms, provisions and conditions hereof other than those disclosed herein or such as have been obtained prior to the Effective Date.

5.11 Insurance. The properties and assets of the Company and its subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and its subsidiaries operate.

6.	REPRESENTATIONS AND WARRANTIES OF LENDER.

Lender represents and warrants to the Company as follows:

6.1 Investigation. Lender acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company and its subsidiaries with the officers and other representatives of the Company. The Company has made available to Lender the opportunity to obtain information to evaluate the merits and risks of the purchase of the Warrant and the Common Stock issuable upon exercise thereof, and Lender has received all information requested from the Company.

6.2 Economic Risk. Lender acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Warrant and the Common Stock issuable upon exercise thereof. Lender acknowledges that the Term Loan and an investment in the Warrant and the Common Stock issuable upon exercise thereof involve an extremely high degree of risk, lack of liquidity and substantial restrictions on transferability and that Lender may lose Lender’s right to receive repayment of the Term Loan and/or Lender’s entire investment in the Warrant and the Common Stock issuable upon exercise thereof.

6.3 Purchase for Own Account. The Warrant and the Common Stock issuable upon exercise thereof will be acquired for Lender’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof in violation of applicable law.

6.4 Exempt from Registration; Restricted Securities. Lender understands that the issuance and sale of the Warrant and the Common Stock issuable upon exercise thereof will not be registered under the Securities Act or any state securities laws (except as provided in Section 4.2) on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of the Company on such exemption is predicated in part on Lender’s representations set forth in this Agreement. Lender understands that the Warrant and the Common Stock issuable upon exercise thereof are restricted securities within the meaning of Rule 144 under the Securities Act, and must be held indefinitely unless they are subsequently registered (including pursuant to Section 4.2) or an exemption from such registration is available.

6.5 Non-Assignability. Lender acknowledges that the Warrant may not be assigned by Lender without the prior written consent of the Company (except that the Warrant may be transferred to any Lender Affiliate).

6.6 Sophistication. Lender, personally or through its advisors, has expertise in evaluating and investing in private placement transactions of securities of companies similar to the Company and has sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in the Warrant and the Common Stock issuable upon exercise thereof.

6.7 Accredited Investor. Lender is an “Accredited Investor” as defined in Rule 501(a) under the Securities Act.

7.	COVENANTS OF THE COMPANY.

The Company agrees with Lender, so long as the Term Loan or any portion thereof (including any interest accrued thereon) remains outstanding:

7.1 Financial Statements and Reports. The Company shall furnish or cause to be furnished to Lender:

(a) unless filed with the SEC, copies of all proxy statements, financial statements, and reports which the Company sends to its stockholders; and

(b) promptly upon request of Lender, such additional financial and other information, including, without limitation, financial statements of the Company and its subsidiaries as Lender may from time to time reasonably request.

7.2 Payment of Indebtedness. The Company shall pay, discharge or otherwise satisfy and cause its subsidiaries to pay, discharge or otherwise satisfy, at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made for the payment thereof in the event the Company or such subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such subsidiary.

7.3 Maintenance of Existence and Properties. The Company shall, and shall cause each of its subsidiaries to:

(a) maintain its corporate existence (except pursuant to a Change of Control or mergers or other combinations between or among the Company and its subsidiaries);

(b) maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); and

(c) comply in all material respects with its contractual obligations and requirements of law (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

7.4 Inspection of Property; Books and Records; Discussions. The Company shall, and shall cause each of its subsidiaries (i) to keep proper books of record and account with full, true and correct entries in conformity with GAAP and all requirements of law and (ii) to permit representatives of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by Lender, and discuss the business, operations, properties and financial and other condition of the Company and its subsidiaries with officers and employees of the Company or such subsidiaries and with the Company’s independent certified public accountants. As long as there has not occurred and is continuing an Event of Default, such inspections shall be at no cost to the Company.

7.5 Notices. The Company shall promptly give written notice to Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceedings affecting the Company or any of its subsidiaries involving amounts in excess of $100,000; and

(c) any other event which, in the reasonable business judgment of the Company, is reasonably likely to have a Material Adverse Effect.

7.6 Expenses. The Company shall pay all reasonable out-of-pocket expenses (including fees and disbursements of outside counsel) incurred by Lender incident to the protection of the rights of Lender under this Agreement and any enforcement of payment of the Term Loan, whether by judicial proceedings or otherwise, including, without limitation, in connection with the bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the Term Loan. The obligations of the Company under this section shall be effective and enforceable whether or not the Term Loan is outstanding and shall survive payment of all Outstanding Balances.

7.7 Insurance. The Company shall, and shall cause each of its subsidiaries to, obtain and maintain insurance, including property insurance, casualty insurance and general liability insurance, with responsible companies, in such amounts and against such risks as are usually carried by corporations similarly situated, and furnish Lender upon request with certificates evidencing such insurance.

7.8 Compliance with Laws. The Company shall comply, and cause each of its subsidiaries to comply, with all requirements of applicable law and with their respective contractual obligations, except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.	NEGATIVE COVENANTS.

The Company hereby agrees with Lender, so long as the Term Loan or any portion thereof (including any interest accrued thereon) remains outstanding, without the prior written consent of Lender:

8.1 Liens. The Company shall not, directly or indirectly, create, incur, assume or suffer to exist or permit any of its subsidiaries to create, incur, assume or suffer to exist any Lien upon any of the property and assets of the Company or such subsidiary, except:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings, provided the Company or its subsidiary shall have set aside on its books and shall maintain adequate reserves for the payment of the same in conformity with GAAP;

(b) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company and its subsidiaries;

(c) statutory Liens of landlord’s, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

(d) attachment and judgment Liens not otherwise constituting an Event of Default each of which Lien is in existence less than 30 days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Company or its subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; and

(e) Liens pursuant to the Existing Facility.

8.2 Indebtedness.

(a) The Company shall not, directly or indirectly, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness which is equal to the Term Loan in right of payment, or permit any of its subsidiaries to become so liable, except:

(i) the Term Loan;

(ii) Indebtedness reflected in the Financial Statements;

(iii) trade debt incurred in the ordinary course of business and outstanding less than 90 days after the same has become due and payable or which is being contested in good faith, provided provision is made for the eventual payment thereof in the event it is found that such contested trade debt is payable by it;

(iv) the Company is permitted to serve as the primary lessee on behalf of, or guarantee the lease obligations for, franchisees of the Company or its affiliates provided that such leases are entered into in the ordinary course of business; or

(v) other Indebtedness not to exceed $100,000 in the aggregate at any time outstanding.

(b) The Company shall not, directly or indirectly, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness which is contractually senior to the Term Loan in right of payment, or permit any of its subsidiaries to become so liable, except:

(i) Indebtedness under the Existing Facility incurred prior to the date hereof, it being specifically agreed that the Company shall not incur any additional Indebtedness under the Existing Facility on or after the date hereof; and

(ii) Indebtedness secured by Liens permitted under Sections 8.1(a) through (d).

(c) The Company shall cause the Existing Facility to be and remain senior in right of payment to all other indebtedness of the Company, except Indebtedness secured by Liens permitted under Sections 8.1(a) through (d). For the avoidance of doubt, upon repayment of the Existing Facility, the Term Loan will be, and will remain, senior in right of payment to all other indebtedness of the Company, except Indebtedness secured by Liens permitted under Sections 8.1(a) through (e).

8.3 Loans; Advances. The Company shall not, and shall not permit its subsidiaries to, directly or indirectly, make or commit to make any advance, loan or extension of credit (other than extensions of credit to customers in the ordinary course of business) or capital contribution to any Person other than:

(a) trade credit extended in the ordinary course of business;

(b) loan and advances to employees in an aggregate amount not to exceed $50,000 at any time outstanding; and

(c) intercompany loans and investments in other subsidiaries or the Company.

8.4 Leverage Ratio. The Company shall not permit as of the end of any Fiscal Quarter, the ratio of Indebtedness of the Company on a consolidated basis to the Effective Tangible Net Worth to be more than 1.75:1.00.

9.	EVENTS OF DEFAULT.

9.1 Events of Default.

(a) An event of default shall occur upon the occurrence of any of the following events, which event is continuing after the cure periods set forth in Section 10.1(b), if any (each, an “Event of Default”):

(i) the Company shall fail to pay any Monthly Payment on the date when due or shall fail to pay when due any other amounts owed under this Agreement;

(ii) any representation or warranty made by the Company in this Agreement shall be inaccurate or incomplete in any material respect on or as of the date made;

(iii) the Company shall fail to perform, observe or comply with any covenant or agreement contained herein;

(iv)(A)(1) the Company or its subsidiaries shall default in any payment of principal of or interest on any other Indebtedness having an outstanding principal amount in excess of $200,000 or (2) any Person shall default in the payment of any Indebtedness having an outstanding principal amount in excess of $200,000 upon which the Company or its subsidiaries is contingently liable (except, in each case, for payments which are being contested in good faith, and the Company or is subsidiaries have established adequate reserves for the eventual payment thereof in the event it is found that such contested Indebtedness is payable by the Company or its subsidiaries), and (B) the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity;

(v) the material breach by the Company or any of its subsidiaries of any agreement with Lender or Lender Affiliates (excluding for this purpose the Company and its subsidiaries);

(vi)(i) the Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors;

(vii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (vi) above which (A) results in the entry of an order for relief or any such adjudication or appointment, and (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(viii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within 60 days from the entry thereof;

(ix) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (vi), (vii) or (viii) above; or

(x) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(b) Notwithstanding the foregoing, (i) except (A) with respect to Defaults set forth in Section 10.1(a)(vi), (vii), (viii), (ix) or (x), for which there shall be no cure period, or (B) as set forth in clause (b)(ii), the Company shall have 30 days after delivery by Lender to the Company of written notice of such Default to cure such Default, and (ii) with respect to Defaults set forth in Section 10.1(a)(i), the Company shall have seven days to cure such Default, provided that the Company shall pay a late fee equal to 1% of the aggregate amount of such late payment.

9.2 Remedies. Upon the occurrence of an Event of Default at the option of Lender:

(a) Upon written notice to the Company, the Outstanding Balance of the Term Loan and interest accrued but unpaid thereon shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company, and

(b) Lender may immediately exercise all rights, powers and remedies available to it at law, in equity or otherwise.

10.	MISCELLANEOUS.

10.1 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to provisions regarding conflicts of laws.

10.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

10.3 Successors and Assigns. Except as set forth herein, neither party shall assign or transfer or permit the assignment or transfer of this Agreement, nor any of its rights, interests or obligations hereunder, without the prior written consent of the other party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

10.4 Entire Agreement. This Agreement, the Warrant and the exhibits hereto and thereto (all of which are hereby expressly incorporated herein by this reference) constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Each of the parties acknowledges that neither the other party nor any representative of the other party has made any promises, agreements, covenants, representations, warranties or other inducements whatsoever, either express or implied, written or oral, concerning the subject matter of this Agreement or the Warrant that is not contained herein or therein.

10.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to a party; (b) when received by a party when sent by facsimile to the facsimile number set forth below; (c) three business days after deposit in the U.S. mail, with first class or certified mail receipt requested postage prepaid, addressed to a party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to a party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company: Diedrich Coffee, Inc. 28 Executive Park, Suite 200 Irvine, California 92614 Attn: Chief Executive Officer Facsimile Number: (949) 260-6726	To Lender: Sequoia Enterprises, L.P. c/o Heeschen & Associates 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660 Attn: Paul Heeschen Facsimile Number: (949) 721-7500

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses or facsimile number given above, or designate an additional address or facsimile number, for purposes of this Section 10.5 by giving the other party written notice of the new address or facsimile number in the manner set forth above.

10.6 Amendments. Any term of this Agreement may be amended or modified only with the written consent of the Company and Lender.

10.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to Lender, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of the Company or Lender. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party’s remedies with respect to any other or continuing or subsequent breach. All remedies (under this Agreement, by law or otherwise) afforded to the Company or Lender shall be cumulative and not alternative.

10.8 Legal Fees. If either party to this Agreement shall bring any action, suit, arbitration, mediation, counterclaim or appeal for any relief against the other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), the prevailing party shall be entitled to recover as part of any such Action its attorneys’ fees, all fees and expenses and costs reasonably and properly incurred, including any fees and costs incurred in bringing and prosecuting such Action or enforcing any order, judgment, ruling or award granted as part of such Action. “Prevailing party” within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party’s payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

10.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, will confer upon any Person not a party to this Agreement, or the representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

10.10 Interpretation. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. Unless the context requires otherwise, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and the word “or” is used in the exclusive sense of “and/or.”

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.12 Severability. Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction; provided that, in lieu of any such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid, legal and enforceable provision as similar in terms to the invalid, illegal or unenforceable provision as possible; and provided further that, this Agreement as so amended (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

10.13 Confidentiality of Information. Lender agrees that it will not use to the detriment of the Company or disclose to any Third Party any confidential or proprietary information of the Company received pursuant to this Agreement, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by Lender or its representatives, or (ii) was within Lender’s possession prior to its first being furnished to it. Lender may disclose the confidential information of the Company to Lender’s representatives, who shall not use such information except for the purposes contemplated hereby, and who shall maintain the confidentiality of such information, provided however, that Lender shall be responsible for any breach of this Section 11.13 by its representatives.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Loan Agreement effective as of the date first above written.

COMPANY:

DIEDRICH COFFEE, INC.

By:	/s/ J. Russell Phillips
J. Russell Phillips Chief Executive Officer

By:	/s/ Sean M. McCarthy
Sean M. McCarthy Chief Financial Officer

LENDER:

SEQUOIA ENTERPRISES, L.P.

By:	/s/ Paul Heeschen
Paul Heeschen General Partner

EXHIBIT A

WARRANT